Exhibit 99.1

Texas Roadhouse, Inc. Announces the Passing of Kent Taylor

LOUISVILLE, KY. (March 18, 2021) – Texas Roadhouse, Inc., today announced the passing of its founder and Chief Executive Officer, Kent Taylor.

Greg Moore, Lead Director, provided this statement on behalf of the Board of Directors: “We are deeply saddened by the loss of Kent Taylor. He founded Texas Roadhouse and dedicated himself to building it into a legendary experience for “Roadies” and restaurant guests alike. During the pandemic, he gave up his entire compensation package to help support his frontline workers. This selfless act was no surprise to anyone who knew Kent and his strong belief in servant leadership. He was without a doubt, a people-first leader. His entrepreneurial spirit will live on in the company he built, the projects he supported and the lives he touched.”

Kent Taylor founded Texas Roadhouse in 1993 and held various positions, including most recently Chairman of the Board and CEO.

About the Company

Texas Roadhouse is a casual dining concept with over 630 restaurants system-wide in 49 states and ten foreign countries. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

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Contacts:

Media

Travis Doster

(502) 638-5457

Investor Relations

Michael Bailen

(502) 515-7298